FOR IMMEDIATE RELEASE:

Contact: Jed Wallace

Street Relations, LLC

(310) 403-0559

jed@streetrelations.com

VIRTRA ANNOUNCES FORM 15 TO REDUCE COSTS

TEMPE, AZ - June 20, 2008 - VirTra Systems, Inc. Bob Ferris, VirTra Systems' president (OTCBB: VTSI), today announced that after thorough investigation, careful thought and clear advice, the Board of Directors unanimously voted for VirTra Systems to file a Form 15 with the Securities and Exchange Commission ("SEC"), thereby, voluntarily suspending its reporting obligations under the Securities Exchange Act of 1934. This suspension will also cause the common stock of the company to be quoted through the Pink Sheets Electronic Quotation Service (“Pink Sheets”), instead of the OTCBB.  The change in trading venue is to become effective within 90 days of filing with the SEC; however, VirTra will suspend all periodic report filing with the SEC, effective immediately.

The company's common stock will continue to be eligible for public trading; only now it will occur through the Pink Sheets.  Pink Sheet quotes are available over the Internet at www.pinksheets.com.

We think the costs and other burdens of remaining an OTCBB company far outweigh the advantages to the company and its shareholders, based on a number of factors including:

--The nature and extent of trading in the company's stock.

--The valuation the market is placing on the stock.

--The lack of analyst coverage and institutional interest in the company's stock.

--The significant costs, both direct and indirect, of preparing and filing the periodic reports and forms a public company is required to file with the SEC.

--The need of VirTra to focus time and resources on growing its core business, both domestically and internationally.

--The substantial increases in those costs arising from the implementation and maintenance of new requirements imposed by the Sarbanes-Oxley Act of 2002.

As it stands, the company will no longer file certain reports and forms with the SEC, including forms 10-K, 10-Q and 8-K. Future reports will no longer be available through the SEC EDGAR system. Instead, the company plans to provide timely quarterly and annual reports pertaining to its financial performance and other announcements on its website.

About VirTra Systems

For over 15 years VirTra Systems has been an industry leader in the simulation and virtual reality marketplace. The company produces the best-in-class firearm simulators for both law enforcement and military customers throughout the world.  VirTra is the higher standard in simulation: from exceptional customer service to unparalleled technology like 360 degree HD training platforms and the Threat-fire safe return fire system (both patent pending).  When training realism matters, military and law enforcement professionals consistently select VirTra’s simulators to help save lives.  For more information, visit www.virtra.com.

One of our most important responsibilities is to communicate with shareholders in an open and direct manner.  Comments are based on current management expectations, and are considered "forward-looking statements," generally preceded by words such as "plans," "expects," "believes," "anticipates," or "intends."  We cannot promise future returns.  Our statements reflect our best judgment at the time they are issued, and we disclaim any obligation to update or alter forward-looking statements as the result of new information or future events.  VirTra Systems urges investors to review the risks and uncertainties contained within its filings with the Securities and Exchange Commission.